U.S. SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 20549

                                                                                                     -----------------------------
                                                                                                           OMB APPROVAL
                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                                                                                      OMB Number  3235-0362

----------                                                                                            Expires:  January 31, 2005
  FORM 5                                                                                              Estimated average burden
----------                                                                                            hours per response....1.0
                                                                                                      ----------------------------

| | Check this box if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
    Instruction 1(b).                              of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
| | Form 3 Holdings Reported                                         Investment Company Act of 1940
| | Form 4 Transactions Reported

----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address              2. Issuer Name and Ticker or                                6. Relationship of Reporting
   of Reporting Person*             Trading Symbol                                              Person to Issuer (Check all
                                                                                                applicable)
                                    Reckson Associates Realty
Barnett    Jason     M.                    Corp. (RA)                                                Director             10% Owner
-----------------------------    ----------------------------------                             ----                 ----
(Last)    (First)    (Middle)    3. I.R.S. Identification Number of    4. Statement for          X   Officer (give         Other
                                    Reporting Person, if an entity        Month/Year            ---- title below)    ----  (specify
                                    (Voluntary)                                                                            below)

                                                                                                     Executive Vice President,
c/o Reckson Associates Realty Corp.                                     December 31, 2002                General Counsel
       225 Broadhollow Road                                             ---------------------------------------------------------
----------------------------------                                      5. If Amendment,     7. Individual or Joint/Group Filing
           (Street)                                                        Date of Original     (check applicable line)
                                                                           (Month/Year)          X  Form filed by One Reporting
Melville,   NY     11747                                                                        --- Person
---------------------------                                                                     Form filed by More than One
(City)    (State)  (Zip)                                                                        --- Reporting Person
----------------------------------------------------------------------------------------------------------------------------------
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Trans-    2A. Deemed     3. Trans-   4. Securities Acquired (A)  5. Amount of     6. Owner-   7. Nature
   (Instr. 3)             action        Execution     action      or Disposed of (D)          Securities       ship        of In-
                          Date          Date, if      Code        (Instr. 3, 4 and 5)         Beneficially     Form:       direct
                          (Month/       any           (Instr.                                 Owned at         Direct      Bene-
                          Day/          (Month/       8)                                      End of           (D) or      ficial
                          Year)         Day/                                                  Month            Indirect    Owner-
                                        Year)                                                 (Instr. 3        (I)         ship
                                                                                              and 4)           (Instr.     (Instr.
                                                                                                                4)          4)
----------------------------------------------------------------------------------------------------------------------------------
                                                                        (A)
                                                                         or
                                                                Amount   (D)  Price
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock      1/16/02                       L         54      A   $23.65
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock      4/18/02                       L        195      A   $25.10          115,757            D
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one person, see instruction 4(b)(v)

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title  2. Con-  3. Trans-  3A. Deemed  4. Trans-  5. Number   6. Date     7. Title   8. Price  9. Num-   10. Owner-  11. Na-
   of        ver-     action      Execu-     action     of          Exer-       and        of        ber-       ship        ture
   Deriv-    sion     Date        tion       Code       Deriv-      cis-        Amount     Deriv-    of         Form        of In-
   tive      or       (Month/     Date, if   (Instr.    ative       able        of         ative     De-        of          direct
   Secur-    Exer-    Day/        any        8)         Securi-     and         Under-     Secu-     riva-      Deriv-      Bene-
   ity       cise     Year)       (Month/               ties        Expira-     lying      rity      tive       ative       ficial
   (Instr.   Price                Day/                  Ac-         tion        Securi-    (Instr.   Se-        Secu-       Own-
   3)        of                   Year)                 quired      Date        ties       5)        curi-      rity        ership
             Deriv-                                     (A) or      (Month/     (Instr.              ties       Direct      (Instr.
             ative                                      Dis-        Day/        3 and                Bene-      (D) or      4)
             Secur-                                     posed       Year)       4)                   fi-        Indi-
             ity                                        of                                           cial-      rect
                                                        (D)                                          ly         (I)
                                                        (Instr.                                      Owned      (Instr.
                                                        3, 4,                                        Fol-       4)
                                                        and 5)                                       lowing
                                                                                                     Re-
                                                                                                     ported
                                                                                                     Trans-
                                                                                                     action
                                                                                                     (Instr.
                                                                                                     4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amount
                                                                 Date   Ex-           or
                                                                 Exer-  pira-         Number
                                                     --------    cisa-  tion          of
                                                     (A)  (D)    ble    Date   Title  Shares
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                             By:   /s/ Jason M. Barnett                              2/13/03
                                                                 -------------------------------                ---------------
**  Intentional misstatements or omissions of facts              **Signature of Reporting Person                      Date
    constitute Federal Criminal Violations. See
    18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
